Exhibit 99.1

NEWS RELEASE

For Release on November 13, 2007 4:00 PM (ET) (925) 328-4656	Contact: Pat Lawlor Vice President, Finance/Chief Financial Officer
Giga-tronics ASCOR Subsidiary Awarded $726,000
Contract by Harris Corporation

San Ramon, CA — (BUSINESS WIRE) — November 13, 2007 — Giga-tronics Incorporated (NASDAQ: GIGA) reported today that its ASCOR subsidiary has received an order totaling $726,000 from Harris Corporation in Canada as part of an on-going program in support of the Canadian F18 Fighter Aircraft.
Harris Corporation provides Portable Adaptive Test Sets (PATS) for the Canadian Air Forces’ F18 Fighter Program. ASCOR supplies three major elements critical to that automatic test system.
ASCOR has been involved with the PATS program since 1992 and is the sole source supplier to Harris for its contribution and has received orders in excess of $5.2 Million over the years for program upgrades and spare parts.
Jeffrey Lum, President of ASCOR, said “We are pleased that Harris continues to show confidence in our ability to perform”.
Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
Giga-tronics is a publicly held Company, traded on the NASDAQ Capital (formerly Small Cap) Market under the symbol “GIGA”.
This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 31, 2007 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.